Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of Spinnaker ETF Series and to the use of our report dated December 22, 2025 on the financial statements and financial highlights of Indexperts Gorilla Aggressive Growth ETF, Indexperts Quality Earnings Focused ETF and Indexperts Yield Focused Fixed Income Fund, each a series of the Spinnaker ETF Series, appearing in Form N-CSR for the year ended October 31, 2025, which are also incorporated by reference into the Registration Statement.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
February 23, 2026